UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2010
____________________

TEL-INSTRUMENT ELECTRONICS CORP
(Exact name of registrant as specified in its charter)

New Jersey	33-18978	22-1441806
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

728 Garden St Carlstadt, New Jersey 07072	(201) 933-1600
(Address of principal executive offices)	(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 30, 2010, Tel Instrument Electronics Corp. (“Tel” or “Company”) received a letter from the staff of the NYSE Amex that, based on the Tel’s financial statements, Tel was no longer in compliance with the Exchange’s requirement for continued listing of its shares under Section 1009 of the Exchange’s rules.  Tel is not in compliance with the listing requirements as its reported stockholders’ equity at March 31, 2010 was $3.85 million as compared to the $4.0 million minimum requirement.

Pursuant to Exchange rules, the Company’s stock will continue to be listed for trading, and the Company will furnish the Exchange by August 30, 2010, with a specific plan of how it will return to compliance on or before January 30, 2012.

The Company recently reported on the delays in receipt of production orders under its major military contracts, and its increased engineering costs, which resulted in a decline in revenues, a loss for the year, and the consequent decline in stockholders’ equity. The Company has been awarded major contracts with a value, if all options are exercised, of approximately $80 million to be recognized over the next few years, in addition to Tel’s sales of existing products. The receipt of production orders under those contracts has improved, and, additionally, engineering costs are expected to decline in the current fiscal year.

Accordingly, the Company believes it can provide the Exchange with a satisfactory plan by August 30, 2010, to show that it will be able to return to compliance with the minimum stockholder equity requirement. In the meantime, the Company’s shares will continue to be listed and traded on the Exchange.

A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned there unto duly authorized.

TEL-INSTRUMENT ELECTRONICS CORP

Date:	August 5, 2010	By:	/s/ Harold K. Flecther
Harold K. Fletcher
Chairman and CEO

2